                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-95955

          Prospectus Supplement to Prospectus dated February 2, 2000.

                                  $300,000,000
                                 THE KROGER CO.
                          7.80% Senior Notes due 2007

                            ------------------------

     Kroger will pay interest on the notes on February 15 and August 15 of each year. The first interest payment will be made on February 15, 2001. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

     Kroger has the right to redeem all or any portion of the notes at any time at the redemption price described in this prospectus supplement, plus accrued interest.

     The notes are guaranteed by our subsidiaries listed on pages S-17 and S-18 of this prospectus supplement.

     See "Risk Factors" beginning on page S-2 of the prospectus supplement to read about certain factors you should consider before buying notes.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Note       Total
                                                              --------    ------------
Initial public offering price...............................   99.769%    $299,307,000
Underwriting discount.......................................    0.625%    $  1,875,000
Proceeds, before expenses, to Kroger........................   99.144%    $297,432,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from August 21, 2000 and must be paid by the purchaser if the notes are delivered after August 21, 2000.

                             ----------------------

     The underwriters expect to deliver the notes in book-entry form only through the facilities of the Depository Trust Company against payment in New York, New York on August 21, 2000.

SALOMON SMITH BARNEY
                   BANC OF AMERICA SECURITIES LLC
                                     BANC ONE CAPITAL MARKETS, INC.
                                                           CHASE SECURITIES INC.

                             ----------------------

DEUTSCHE BANC ALEX. BROWN                        UTENDAHL CAPITAL PARTNERS, L.P.

                             ----------------------

                  Prospectus Supplement dated August 14, 2000.

                                  RISK FACTORS

     You should carefully consider the following matters in deciding whether to purchase the notes.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT US BY REDUCING OUR FLEXIBILITY TO RESPOND TO CHANGING BUSINESS AND ECONOMIC CONDITIONS AND INCREASING OUR BORROWING COSTS.

     As of May 20, 2000, our total outstanding indebtedness, including capital leases and the current portion thereof, was approximately $8.6 billion, including approximately $2.0 billion under several bank credit facilities. As of May 20, 2000, we had credit facilities totaling $4.0 billion, with approximately $2.0 billion available for additional borrowings under these credit facilities. In addition, as of May 20, 2000, we had a fully borrowed $470 million synthetic lease credit facility and a $95 million money market line with an unused balance of $83 million.

     This indebtedness could reduce our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to economic downturns and competitive pressures. Our needs for cash in the future will depend on many factors that are difficult to predict. These factors include results of operations, the timing and cost of acquisitions and efforts to expand existing operations.

     We believe that we will have sufficient funds from all sources to meet our needs over the next several years. We cannot assure you, however, that our business will generate cash flow at or above current levels or that anticipated cost savings from our merger in 1999 with Fred Meyer can be fully achieved. If we are unable to generate sufficient cash flow from operations in the future to pay our debt and make necessary investments, we will be required to:

     - refinance all or a portion of our existing debt;

     - seek new borrowings;

     - forego strategic opportunities; or

     - delay, scale back or eliminate some aspects of our operations.

     If necessary, any of these actions could have a material negative impact on our business, financial condition or results of operations.

     Some of our subsidiaries will guarantee the notes. As a result, the notes will effectively rank equal in right of payment with approximately $8.0 billion of indebtedness of these subsidiaries as of May 20, 2000. The notes will effectively rank junior in right of payment to indebtedness of our subsidiaries that do not guarantee the notes. As of May 20, 2000, the indebtedness of the subsidiaries who will not guarantee the notes totaled approximately $250 million.

WE CANNOT ASSURE YOU THAT KROGER AND FRED MEYER WILL BE SUCCESSFULLY COMBINED OR THAT FRED MEYER'S PRE-MERGER ACQUISITIONS WILL BE SUCCESSFULLY COMBINED INTO A SINGLE ENTITY.

     - If we cannot successfully combine our operations we may experience a material negative effect on our business, financial condition or results of operations. The merger involved the combining of companies that previously operated separately. This involves a number of risks, including:

      -- demands on management related to the significant increase in size of Kroger after the merger, including the combining of operations resulting from Fred

         Meyer's pre-merger acquisitions of Smith's Food & Drug Centers, Inc., Quality Food Centers, Inc. and Food 4 Less Holdings, Inc.,

      -- the diversion of management's attention to the combining of operations,

      -- difficulties in the combining of operations and systems,

      -- difficulties in the assimilation and retention of employees,

      -- challenges in keeping customers, and

      -- potential adverse short-term effects on operating results.

     - We may not be able to maintain the levels of operating efficiency that we have previously achieved or might achieve separately. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size related benefits that we hope to achieve from the merger. Also, an element of our growth strategy has been the pursuit of strategic acquisitions that either expand or complement our business. Future acquisitions may further complicate this process.

WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF THE MERGER AND WE HAVE INCURRED AND WILL CONTINUE TO INCUR MERGER RELATED COSTS THAT MAY HAVE A MATERIAL NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS.

     - We expect that the cost savings and other benefits from the merger will exceed those which we could achieve separately. However, our cost savings estimates are based on many assumptions, including future sales levels and other operating results, the availability of funds for investment, the timing of events, as well as general industry and business conditions and other matters. Many of these factors are beyond our control. Our actual cost savings, if any, could differ from our estimates and these differences could be material. There may be unforeseen costs and expenses or other factors that will offset the estimated cost savings or other components of our plan. They also may result in delays in the realization of cost savings.

     - We have had and will continue to have costs in connection with the merger. Through the first quarter of fiscal 2000, the merger resulted in charges to operations totaling approximately $558 million. Additionally, during the first quarter of 2000, we incurred a $191 million non-cash impairment charge in accordance with Statements of Financial Accounting Standards 121 related to the write-down of certain assets whose values had become impaired. The total amount of one-time charges cannot be determined until the plan for combining the companies is completed.

THE GUARANTEES OF THE NOTES BY OUR SUBSIDIARIES MAY BE INADEQUATE.

     Although most of our subsidiaries have guaranteed our obligation to pay the notes, the available assets of those subsidiaries may be insufficient for these purposes. Some of those subsidiaries are direct borrowers under, or guarantors of, our bank credit facilities.

FEDERAL AND STATE STATUTES PERMIT COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE THE RETURN OF PAYMENTS RECEIVED FROM GUARANTORS.

     Under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court has the power to void a guarantee, or to subordinate claims in respect of a guarantee to all other debts of the guarantor, if, among other things, at the time the guarantor incurred the indebtedness evidenced by its guarantee, it received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and either:

     - was insolvent or rendered insolvent by reason of that incurrence;

     - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts mature.

     In addition, the court may void any payment by that guarantor pursuant to its guarantee and require the return of that payment to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for these purposes will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of our historical financial results, recent operating history and other factors, we believe that each subsidiary that has guaranteed the notes, after giving effect to that guarantee, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay as those debts mature. However, we cannot assure you of the particular standard that might be applied by a court in making its determinations or that a court would agree with our conclusions in this regard.

OUR ABILITY TO MEET SALES AND EARNINGS TARGETS MAY BE NEGATIVELY IMPACTED BY A VARIETY OF FACTORS.

     We obtain sales growth from new square footage, as well as from increased productivity from existing stores. We expect full year 2000 square footage to grow 4.5% to 5.0%. We expect a 16% to 18% average annual increase in earnings per share over the next three years, effective with the year 2000. Our ability to achieve the expected increases in sales and earnings could be adversely affected by the increasingly competitive environment in which we operate. In addition, any labor dispute, delays in opening new stores, changes in the economic climate, or other unanticipated events, could cause us to fall short of sales and earnings targets. Sales growth may also be negatively affected if the impact of new square footage on existing stores is greater than anticipated.

                                  THE COMPANY

     Kroger was founded in 1883 and was incorporated in 1902. We maintain our corporate offices in Cincinnati, Ohio, and are the nation's largest supermarket operator measured by sales in 1999.

     As of May 20, 2000, we operated approximately 2,319 supermarkets and multidepartment stores in 31 states, under more than a dozen banners, including Kroger, Fred Meyer, Ralphs, Smith's, King Soopers, Dillon, Fry's, Food 4 Less, Quality Food Centers, City Markets and Jay C Stores, 792 convenience stores in 15 states and 397 fine jewelry stores in 31 states. One hundred two of the convenience stores are franchised to third parties in three states. We also operate 42 manufacturing facilities that permit us to offer quality, low-cost private label products.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately $297.3 million. We intend to use those proceeds to repay amounts under our credit facilities and thereafter to use borrowings under those credit facilities to repurchase or redeem our outstanding indebtedness. We also expect to use borrowing proceeds for other general corporate purposes.

     The interest rate for borrowings under the credit facilities, as amended, are detailed in the Consolidated Financial Statements attached to our Annual Report on Form 10-K for the fiscal year ended January 29, 2000, as amended on May 17, 2000, June 28, 2000, and August 2, 2000, filed with the SEC.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes (referred to in the accompanying prospectus as the "debt securities") supplements, and to the extent it is inconsistent with the description in the prospectus, it replaces the description of the general terms and provisions of the debt securities in the prospectus. We will issue the notes under an indenture dated June 25, 1999, as it may be amended and supplemented from time to time, among Kroger and Firstar Bank, National Association, as trustee, and the guarantors named in the supplemental indenture. We have summarized select portions of the indenture below. The summary is not complete and is qualified by reference to the indenture.

GENERAL

     The notes will be limited to $300,000,000 aggregate principal amount and will mature on August 15, 2007.

     The notes will bear interest from August 21, 2000 at the rate shown on the front cover of this prospectus supplement. Interest on the notes is payable semiannually on February 15 and August 15 of each year commencing on February 15, 2001, to the person in whose name such note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding such interest payment dates.

     The notes rank equally in right of payment with all of our existing and future unsecured senior debt. The notes rank senior to all of our existing and future subordinated indebtedness.

     Some of our subsidiaries will guarantee the notes. As a result, the notes will effectively rank equal in right of payment with approximately $8.0 billion of indebtedness of these subsidiaries as of May 20, 2000. If one of these subsidiaries becomes insolvent, however, the guarantee of that subsidiary could be held by a court to be unenforceable under applicable fraudulent transfer or similar laws. The notes will effectively rank junior in right of payment to indebtedness of our subsidiaries that do not guarantee the notes. As of May 20, 2000, the indebtedness of the subsidiaries who will not guarantee the notes totaled approximately $250 million.

     The notes are unsecured and not entitled to any sinking fund.

     The notes will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry System." We will issue global securities in denominations equal to the total principal amount of outstanding notes of the series represented by the global securities.

     If any interest payment date or the maturity date of the notes does not fall on a business day, payment of interest or principal otherwise payable on that day will be made on the next succeeding business day with the same effect as if made on the actual interest payment date or the maturity date of the notes, as the case may be, and no interest will accrue for the period from and after such interest payment date or maturity date. "Business day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City or Cincinnati, Ohio are authorized or obligated by law or executive order to close.

GUARANTEES

     All of our subsidiaries except those prohibited from so doing and those without any significant assets or operations will guarantee our obligations under the notes, subject to the limitations described below. In addition, if, in the future, any of our existing or future subsidiaries guarantees any of our indebtedness, that subsidiary will also be required to guarantee our obligations under the notes, unless it is prohibited from doing so. If we default in payment of the principal, interest or any premium due under the notes, the guarantors will be obligated to pay these amounts.

     The obligations of each guarantor under its guarantee are limited to the maximum amount enforceable under applicable fraudulent conveyance or fraudulent transfer laws. This maximum amount will be calculated after giving effect to all other liabilities of the guarantor and after giving effect to all contribution and other obligations among the guarantors under the indenture. Each guarantor that makes a payment or distribution under its guarantee will be entitled to a contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

     A guarantee issued by a guarantor will automatically and unconditionally be released and discharged in the following situations if doing so will not result in any downgrade of the notes by Moody's Investors Service and Standard & Poor's Ratings Services:

     - upon any sale, exchange or transfer to any person of all of the capital stock, or all or substantially all of the assets, of the guarantor in a transaction that complies with the indenture, except that such a transaction will not release or discharge a guarantee if the guarantor continues to be a guarantor of any of our bank credit facilities; or

     - at our request at any time if we no longer have in force guarantees under our bank credit facilities.

     Except as otherwise described above, as long as the notes are guaranteed we will add comparable release provisions to any existing debt that we modify after the date of this prospectus supplement to add guarantees, and to any future debt securities (excluding asset backed securities) issued by us and guaranteed by our subsidiaries. We have added guarantees to most of our existing debt. As of May 20, 2000, approximately $1.8 billion of debt issued by Fred Meyer and its subsidiaries is guaranteed by Fred Meyer's subsidiaries, and does not contain similar guarantee release provisions.

     Each guarantee will rank equal in right of payment with all other unsecured and unsubordinated indebtedness of the guarantor and will rank senior in right of payment to all subordinated indebtedness of the guarantor. As of May 20, 2000, after giving pro forma effect to this offering, the application of the net proceeds of the offering and the guarantees to be given by some of our subsidiaries, Kroger and the guarantors would have had approximately $8.3 billion of indebtedness outstanding, of which approximately $7.5 billion would have been unsecured and unsubordinated indebtedness, $250 million would have been secured and unsubordinated, and the balance of which would have been unsecured and subordinated indebtedness.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the notes will equal the greater of:

          - 100% of the principal amount of the notes; and

          - the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, excluding accrued interest on the date of redemption, from the redemption date to the maturity date. The discount to the redemption date will be made on a semiannual basis based on a 360-day year, with each month consisting of 30 days. The discount rate will equal the equivalent yield to maturity of U.S. Treasury securities having a comparable maturity to the notes, plus 25 basis points, plus accrued interest to the redemption date. The determination of the rate will be made by an agent we appoint. Initially, that agent will be Salomon Smith Barney Inc.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on and after the redemption date on the notes or portions of the notes called for redemption.

COVENANTS

     The indenture provides that the following covenants will apply to us:

     Limitations on Liens. We covenant that, so long as any notes remain outstanding, neither we nor any of our restricted subsidiaries will issue, assume or guarantee any secured debt or other agreement comparable to secured debt unless these notes and other debt ranking equally to these notes also is so secured on an equal basis. This restriction will not apply to the following:

           (1) liens on any property or assets of any corporation existing at the same time such corporation becomes a restricted subsidiary provided that the lien does not extend to any of our other property or that of any other restricted subsidiaries;

           (2) liens existing on assets acquired by us, to secure the purchase price of assets, or to obtain a release of liens from any of our other property, incurred no later than 18 months after the acquisition, assumption, guarantee, or, in the case of real estate, completion of construction and commencement of operations;

           (3) liens securing indebtedness owing by any restricted subsidiary to us or another restricted subsidiary;

           (4) liens on any assets existing upon acquisition of a corporation through merger or by acquisition of all or substantially all of the assets by us or a restricted subsidiary;

           (5) liens in favor of the U.S., a foreign country, or any political subdivision to secure payments of debt incurred to finance the purchase of assets;

           (6) liens existing on our or any of our restricted subsidiaries' properties or assets existing on the date of the supplemental indenture; provided that the liens secure only those obligations which they secure on the date of the supplemental indenture or any extension, renewal or replacement thereof;

           (7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in clauses (1) through (6);

           (8) some statutory liens or other similar liens arising in the ordinary course of our or any of our restricted subsidiaries' business, or some liens arising out of governmental contracts;

           (9) some pledges, deposits or liens made or arising under worker's compensation or similar legislation or in some other circumstances;

          (10) some liens in connection with legal proceedings, including some liens arising out of judgments or awards;

          (11) liens for some taxes or assessments, landlord's liens, mechanic's liens and liens and charges incidental to the conduct of the business, or the ownership of our or any of our restricted subsidiaries' property or assets that were not incurred in connection with the borrowing of money and that do not in our opinion, materially impair the use of the property or assets in the operation of our business or that of a restricted subsidiary or the value of the property or assets for its purposes; or

          (12) any other liens not included above, which together with amounts included in clause (1) of the next section do not exceed 10% of our consolidated net tangible assets.

     Limitation on Sale and Lease-Back Transactions. We and our restricted subsidiaries will not sell and leaseback for a term greater than three years under a capital lease any material real property or operating assets unless:

          (1) we could incur secured debt on that property equal to the present value of rentals under the lease without having to equally secure the note; or

          (2) the sale proceeds equal or exceed the fair market value of the property and the net proceeds are used within 180 days to acquire material real property or operating assets or to purchase or redeem notes offered hereby or long term debt, including capital leases, that are senior to or rank on parity with these notes.

     This restriction does not apply to sale and lease-back transactions of material property or operating assets acquired or constructed after 18 months prior to the date of the indenture as long as a commitment for the sale and lease-back is made within 18 months of acquisition, in the case of operating assets, and of completion of construction and commencement of operations, in the case of material real property.

     For purposes of these covenants, a "subsidiary" is an entity that we directly or indirectly control, including partnerships in which we or our subsidiaries own a greater than 50% interest. Restricted subsidiaries are all of our subsidiaries other than those our board of directors has determined are not material.

     The covenants applicable to the notes would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us or in the event of a material adverse change in our financial condition or results of operation, and the notes do not contain any other provisions that are designed to afford protection in the event of a highly leveraged transaction involving us.

MERGER AND CONSOLIDATION

     The indenture provides that we will not merge or consolidate with any corporation, partnership or other entity and will not sell, lease or convey all or substantially all of our assets to any entity, unless:

     - we are the surviving entity, or the surviving or successor entity is a corporation or partnership organized under the laws of the United States or a State thereof or the District of Columbia and expressly assumes all our obligations under the indenture and the notes; and

     - immediately after the merger, consolidation, sale, lease or conveyance, we or the successor entity are not in default in the performance of the covenants and conditions of the indenture.

BOOK-ENTRY SYSTEM

     Upon issuance, the notes will be represented by one or more global securities. Each global security representing global notes will be deposited with, or on behalf of, The Depository Trust Company or "DTC", and registered in the name of a nominee of DTC. Global notes will not be exchangeable for certificated notes, except as described below. Certificated notes will not be exchangeable for global notes and will not otherwise be issuable as global notes.

     Ownership of beneficial interests in a global note will be limited to DTC participants and to persons that may hold interests through institutions that have accounts with DTC ("participants"). Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for the global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

     DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include:

     - securities brokers and dealers (including the underwriters);

     - banks;

     - trust companies;

     - clearing corporations; and

     - other organizations (some of which, and/or their representatives, own
       DTC).

     Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system.

     Principal and interest payments on the global notes represented by a global security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the global notes represented by the global security for all purposes under the indenture. Accordingly, we, the trustee and the paying agent under the indenture will have no responsibility or liability for:

     - any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a global note represented by a global security;

     - any other aspect of the relationship between DTC and its participants or the relationship between the participants and the owners of beneficial interests in a global note held through the participants; or

     - the maintenance, supervision or review of any of DTC's records relating to the beneficial ownership interests.

     DTC has advised us that upon receipt of any payment of principal of or interest on a global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on DTC's records. The applicable underwriter or underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts in bearer form or registered in "street name," and will be the sole responsibility of those participants.

     A global note can only be transferred:

     - as a whole by DTC to one of its nominees;

     - as a whole by a nominee of DTC to DTC or another nominee of DTC; or

     - as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of the successor.

     Global notes represented by a global security can be exchanged for certificated notes in registered form only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we do not appoint a successor depositary within 90 days after receiving the notice;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be so registered as a clearing agency;

     - we in our sole discretion determine that a global note will be exchangeable for certificated notes in registered form and notify the trustee of our decision; or

     - an event of default with respect to the notes represented by a global note has occurred and is continuing.

     A global note that can be exchanged under the previous paragraph will be exchanged for certificated notes that are issued in authorized denominations in registered form for the same aggregate amount. Those certificated notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

     Except as provided above, owners of beneficial interests in a note will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders of the notes for any purpose under the indenture and no global notes represented by a global security will be exchangeable. Each person owning a beneficial interest in a global note must rely on the procedures of DTC (and if the person is not a participant, on the procedures of the participant through which the person owns its interest) to exercise any rights of a holder under the indenture or the global note. The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in certificated form. Those laws may impair the ability to transfer beneficial interests in a global note.

     We understand that under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take that action and (2) those participants would authorize the beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has provided the following information to us. DTC is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the Securities Exchange Act of 1934.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Under terms satisfactory to the trustee, we may discharge some obligations to holders of the notes which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the trustee cash or U.S. Government Obligations (as defined in the indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the notes.

     We may also discharge any and all of our obligations to holders of the notes at any time ("defeasance"), but we may not avoid our duty to register the transfer or exchange of the notes, to replace any temporary, mutilated, destroyed, lost, or stolen notes or to maintain an office or agency for the notes. Defeasance may be effected only if, among other things:

     (1) we irrevocably deposit with the trustee cash or U.S. government obligations as trust funds in an amount certified to be sufficient to pay at maturity the principal of and interest on all outstanding notes; and

     (2) we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and that defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal and interest payments on the notes. The opinion must be based on a ruling of the IRS or a change in U.S. federal income tax law occurring after the date of the indenture, since that result would not occur under current tax law.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the underwriters in immediately available funds. We will pay all principal and interest in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the DTC's same-day funds settlement system until maturity. As a result, DTC will require that secondary market trading activity in the notes be settled in immediately available funds. We cannot advise holders on the effect on trading activity in the notes of settlement in immediately available funds.

THE TRUSTEE

     Firstar Bank, National Association, is the trustee under the indenture. In the performance of its duties, the trustee is entitled to indemnification for any act which would involve it in expense or liability and will not be liable as a result of any action taken in connection with the performance of its duties except for its own gross negligence or default. The trustee is protected in acting upon any direction or document reasonably believed by it to be genuine and to be signed by the proper party or parties or upon the opinion or advice of counsel. The trustee may resign upon written notice to us as provided in the indenture. The trustee may acquire our obligations for its own account. The trustee performs banking and other services for us, and is a lender under some of our credit facilities.

                                  UNDERWRITING

     Kroger and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement for offering the notes. Subject to conditions in these agreements, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                            Principal
                                                            Amount of
                     Underwriters                             Notes
                     ------------                          ------------
Salomon Smith Barney Inc...............................    $150,000,000
Banc of America Securities LLC.........................      39,900,000
Banc One Capital Markets, Inc..........................      39,900,000
Chase Securities Inc...................................      39,900,000
Deutsche Bank Securities Inc...........................      15,150,000
Utendahl Capital Partners, L.P. .......................      15,150,000
                                                           ------------
          Total........................................    $300,000,000
                                                           ============

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     The notes are a new issue of securities with no established trading market. The underwriters have advised Kroger that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     One or more of the underwriters or their affiliates have provided and may in the future provide various commercial or investment banking services and other services to us and our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders under certain of our credit facilities.

     Affiliates of the underwriters will in aggregate receive more than 10% of the proceeds of this offering as a result of the repayment of borrowings under our credit facilities. Therefore, this offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

     Kroger estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $175,000.

     Kroger has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for Kroger by Paul W. Heldman, Esq., Senior Vice President, Secretary and General Counsel of Kroger, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Mr. Heldman may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson, and Fried, Frank, Harris, Shriver & Jacobson may rely as to matters of Ohio law upon the opinion of Mr. Heldman. As of July 31, 2000, Mr. Heldman owned approximately 107,397 shares of Kroger's Common Stock and had options to acquire an additional 565,500 shares. Fried, Frank, Harris, Shriver & Jacobson from time to time performs legal services for Kroger.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Kroger Co. for the year ended January 29, 2000, except as they relate to Fred Meyer, Inc., have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to the financial statements of Fred Meyer, Inc. as of January 30, 1999, and January 31, 1998, and for the two years ended January 30, 1999, not included separately herein, by Deloitte & Touche LLP, independent accountants, whose reports thereon are incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Kroger Co. Such financial statements have been so included in reliance on the reports (which PricewaterhouseCoopers LLP report contains an explanatory paragraph that describes a change in Kroger's application of the LIFO method of accounting for store inventories) of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The audited financial statements of Fred Meyer, Inc. as of January 30, 1999 and January 31, 1998, and for the two years ended January 30, 1999, not separately presented in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent accountants, whose report is incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Kroger Co. Such financial statements, to the extent they have been included in the financial statements of The Kroger Co., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                           FORWARD-LOOKING STATEMENTS

     The prospectus and this prospectus supplement contain, or incorporate by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in the prospectus and this prospectus supplement are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices, and other factors discussed in our filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                         LIST OF SUBSIDIARY GUARANTORS

NAME OF GUARANTOR                                             JURISDICTION OF ORGANIZATION
-----------------                                             ----------------------------
Alpha Beta Company..........................................           California
Bay Area Warehouse Stores, Inc..............................           California
Bell Markets, Inc...........................................           California
Cala Co.....................................................           Delaware
Cala Foods, Inc.............................................           California
CB&S Advertising Agency, Inc................................           Oregon
Compare, Inc................................................           Delaware
Crawford Stores, Inc........................................           California
Dillon Companies, Inc.......................................           Kansas
Dillon Real Estate Co., Inc.................................           Kansas
Distribution Trucking Company...............................           Oregon
Drugs Distributors, Inc.....................................           Indiana
FM Holding Corporation......................................           Delaware
FM, Inc.....................................................           Utah
Food 4 Less GM, Inc.........................................           California
Food 4 Less Holdings, Inc...................................           Delaware
Food 4 Less Merchandising, Inc..............................           California
Food 4 Less of California, Inc..............................           California
Food 4 Less of Southern California, Inc.....................           Delaware
Fred Meyer, Inc.............................................           Delaware
Fred Meyer Jewelers, Inc....................................           Delaware
Fred Meyer of Alaska, Inc...................................           Alaska
Fred Meyer of California, Inc...............................           California
Fred Meyer Stores, Inc......................................           Delaware
Grand Central, Inc..........................................           Utah
Henpil, Inc.................................................           Texas
Hughes Markets, Inc.........................................           California
Hughes Realty, Inc..........................................           California
Inter-American Foods, Inc...................................           Ohio
Jackson Ice Cream Co., Inc..................................           Kansas
JH Properties, Inc..........................................           Washington
Junior Food Stores of West Florida, Inc.....................           Florida
J.V. Distributing, Inc......................................           Michigan
KRGP Inc....................................................           Ohio
KRLP Inc....................................................           Ohio
The Kroger Co. of Michigan..................................           Michigan
Kroger Dedicated Logistics Co...............................           Ohio
Kroger Limited Partnership I................................           Ohio
Kroger Limited Partnership II...............................           Ohio

NAME OF GUARANTOR                                             JURISDICTION OF ORGANIZATION
-----------------                                             ----------------------------
Kroger Texas L.P............................................           Ohio
KU Acquisition Corporation..................................           Washington
Kwik Shop, Inc..............................................           Kansas
Merksamer Jewelers, Inc.....................................           California
Mini Mart, Inc..............................................           Wyoming
Peyton's-Southeastern, Inc..................................           Tennessee
QFC Sub, Inc................................................           Washington
Quality Food Centers, Inc...................................           Washington
Quality Food Holdings, Inc..................................           Delaware
Quality Food, Inc...........................................           Delaware
Quik Stop Markets, Inc......................................           California
Ralphs Grocery Company......................................           Delaware
Richie's Inc................................................           Texas
RJD Assurance, Inc..........................................           Vermont
Rocket Newco, Inc...........................................           Texas
Roundup Co..................................................           Washington
Saint Lawrence Holding Company..............................           Delaware
Second Story, Inc...........................................           Washington
Smith's Beverage of Wyoming, Inc............................           Wyoming
Smith's Food & Drug Centers, Inc............................           Delaware
Smitty's Equipment Leasing, Inc.............................           Delaware
Smitty's Super Valu, Inc....................................           Delaware
Smitty's Supermarkets, Inc..................................           Delaware
THGP Co., Inc...............................................           Pennsylvania
THLP Co., Inc...............................................           Pennsylvania
Topvalco, Inc...............................................           Ohio
Treasure Valley Land Company, L.C...........................           Idaho
Turkey Hill, L.P............................................           Pennsylvania
Vine Court Assurance Incorporated...........................           Vermont
Wells Aircraft, Inc.........................................           Kansas
Western Property Investment Group, Inc......................           California
Wydiv, Inc..................................................           Texas

PROSPECTUS

                                 $1,725,000,000

                                 THE KROGER CO.

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     We may offer any of the following securities from time to time:

     - debt securities;

     - preferred stock;

     - depositary shares relating to preferred stock;

     - common stock; and

     - warrants to purchase debt securities, common stock or preferred stock.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

February 2, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
The Kroger Co...............................................     4
Consolidated Ratio of Earnings to Fixed Charges.............     4
Use of Proceeds.............................................     4
Plan of Distribution........................................     4
Description of Debt Securities..............................     5
Description of Capital Stock................................     9
Description of the Depositary Shares........................    12
Description of the Warrants.................................    15
Experts.....................................................    17
Legal Opinions..............................................    17

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,725,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     Kroger files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

KROGER SEC FILINGS (FILE NO. 1-303)                   PERIOD
-----------------------------------  -----------------------------------------
Annual Report on Form 10-K.........  Year ended January 2, 1999 (as amended).
Quarterly Reports on Form 10-Q.....  Quarters ended May 22, 1999, August 14,
                                     1999, and November 6, 1999.
Current Reports on Form 8-K or
  Form 8-K/A.......................  January 8, 1999; January 15, 1999;
                                     January 28, 1999; April 30, 1999; May 10,
                                     1999; May 28, 1999; May 28, 1999, as
                                     amended; June 17, 1999; June 23, 1999;
                                     June 25, 1999; July 20, 1999; August 20,
                                     1999; September 10, 1999; September 14,
                                     1999; September 22, 1999; October 21,
                                     1999; October 29, 1999; December 6, 1999;
                                     and January 12, 2000.
Registration Statement on Form
8-A/A, dated April 4, 1997, as
amended on Form 8-A/A, dated
October 18, 1998...................  Description of preferred stock purchase rights

     You may request a copy of these filings, other than any exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus, at no cost, by writing or telephoning us at the following address:

                               The Kroger Co.
                               1014 Vine Street
                               Cincinnati, Ohio 45202-1100
                               (513) 762-4000

                               Attention: Paul Heldman

     This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits that include a form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                                 THE KROGER CO.

     Kroger was founded in 1883 and incorporated in Ohio in 1902. As of January 2, 1999, we were the largest grocery retailer in the United States based on annual sales. We also manufacture and process food that our supermarkets sell. Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100, and our telephone number is (513) 762-4000.

     As of November 6, 1999, we have operated approximately 2,270 supermarkets and multidepartment stores in 31 states, 790 convenience stores in 15 states and 380 fine jewelry stores in 25 states. One hundred thirteen of the convenience stores are franchised to third parties in three states. We also operate manufacturing facilities that permit us to offer quality, low-cost private label products.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The table below presents our consolidated ratio of earnings to fixed charges for the periods shown:

     QUARTER ENDED                               FISCAL YEARS ENDED
-----------------------  -------------------------------------------------------------------
NOVEMBER 6,  OCTOBER 3,  JANUARY 2,   DECEMBER 27,  DECEMBER 28,  DECEMBER 30,  DECEMBER 31,
   1999         1998        1999          1997          1996          1995          1994
(12 WEEKS)   (16 WEEKS)  (53 WEEKS)    (52 WEEKS)    (52 WEEKS)    (52 WEEKS)    (52 WEEKS)
-----------  ----------  -----------  ------------  ------------  ------------  ------------
    2.0         2.0          1.8          2.4           2.2           2.0           1.8

     "Earnings" includes:

     - earnings before tax expense; and

     - extraordinary loss, plus fixed charges,

     and excludes capitalized interest.

     "Fixed charges" includes:

     - interest, including capitalized interest, on all indebtedness;

     - amortization of deferred financing costs; and

     - that portion of rental expense that we believe is representative of interest.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the securities to repay amounts under our bank credit facilities, to retire debt, and for other general corporate purposes.

                              PLAN OF DISTRIBUTION

     We may sell the securities in any one or more of the following ways:

     - directly to investors;

     - to investors through agents or dealers;

     - through underwriting syndicates led by one or more managing underwriters; and

     - through one or more underwriters acting alone.

     If we use underwriters in the sale, the obligations of the underwriters to purchase the securities will be subject to conditions. The underwriters will be obligated to purchase all the securities offered, if any are purchased. The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     We may use agents in the sale of securities. Unless indicated in the prospectus supplement, the agent will be acting on a best efforts basis for the period of its appointment.

     If we use a dealer in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices it determines at the time of resale.

     We also may sell the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

     We may authorize underwriters, dealers or agents to solicit offers to purchase the securities under a delayed delivery contract providing for payment and delivery at a future date.

     We will identify any underwriters or agents and describe their compensation, including any discounts or commissions, in a prospectus supplement. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions.

     We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers or agents may engage in transactions with, or perform services for, us in the ordinary course of their business.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes the terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to the particular series of debt securities.

     The debt securities will be issued under an indenture between Kroger and a trustee to be selected by us. The indenture allows us to have different trustees for each debt security offering.

     We have summarized the material terms of the indenture below. The indenture is included as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions that are important to you.

PRINCIPAL TERMS OF THE DEBT SECURITIES

     The debt securities will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that series of debt securities. These terms will include some or all of the following:

     - their type and title;

     - their total principal amount and currency or currency unit;

     - the denominations in which they are authorized to be issued;

     - the percentage of their principal amount at which they will be issued;

     - the date on which they will mature;

     - if they bear interest, the interest rate or the method by which the interest rate will be determined;

     - the times at which any interest will be payable or the manner of determining the interest payment dates;

     - any optional or mandatory redemption periods and the redemption or purchase price;

     - any guarantees by our direct and indirect subsidiaries;

     - any sinking fund requirements;

     - any special United States federal income tax considerations;

     - whether they are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities;

     - any information with respect to book-entry procedures;

     - the manner in which the amount of any payments of principal and interest determined by reference to an index are determined; and

     - any other specific terms not inconsistent with the indenture.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

     We will issue the debt securities in registered form without coupons or in the form of one or more global securities, as described below under "Global securities." We will issue registered securities denominated in U.S. dollars only in denominations of $1,000 or any integral multiple of $1,000. We will issue global securities in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. We will describe the denomination of debt securities denominated in a foreign or composite currency in a prospectus supplement.

     You may present registered securities for registration of transfer at the office of the registrar or at the office of any transfer agent designated by us.

     We will pay principal and any premium and interest on registered securities at the office of the paying agent. We may choose to make any interest payment
(1) by check mailed to the holder's address appearing in the register or (2) by wire transfer to an account maintained by the holder as specified in the register. We will make interest payments to the person in whose name the debt security is registered at the close of business on the day or days specified by us.

     The trustee's principal office in the City of New York, Chicago, Cincinnati, or other location, will be designated as the sole paying agent for payments on registered securities.

GLOBAL SECURITIES

     We will deposit global securities with the depositary identified in the prospectus supplement. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security.

     After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary. These account holders are known as "participants." The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person that holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

     We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

     Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of Kroger, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the depositary, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of the participants.

     If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

EVENTS OF DEFAULT

     When we use the term "Event of Default" in the indenture, here are examples of what we mean:

     - we fail to pay the principal or any premium on any debt security when due;

     - we fail to deposit any sinking fund payment when due;

     - we fail to pay interest when due on any security for 30 days;

     - we fail to comply with any other covenant in the debt securities and this failure continues for 60 days after we receive written notice of it;

     - we default in any of our other indebtedness in excess of $50,000,000, and that results in an acceleration of maturity; or

     - we take specified actions relating to our bankruptcy, insolvency or reorganization.

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. You should refer to the prospectus supplement for the Events of Default relating to a particular series of debt securities. A default under one series of debt securities will not necessarily be a default under another series.

     If an Event of Default for debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the debt securities of that series outstanding may require us to immediately repay all of the principal and interest due on the debt securities of that series. The holders of a majority in principal amount of all of the debt securities of that series may rescind this accelerated payment requirement, if the rescission would not conflict with any judgment or decree by a court and if all existing Events of Default have been cured or waived.

     If an Event of Default occurs and is continuing, the trustee may pursue any remedy available to it to collect payment or to enforce the performance of any provision of the debt securities or the indenture.

     The holders of a majority in principal amount of the debt securities may generally waive an existing default and its consequences.

MODIFICATION OF THE INDENTURE

     The indenture may be amended without the consent of any holder of debt securities:

     - to cure any ambiguity, defect or inconsistency;

     - to permit a successor to assume our obligations under the indenture;

     - to add additional covenants for the benefit of holders;

     - to add additional Events of Default;

     - to add or change provisions necessary to facilitate the issuance of securities; or

     - to entitle the securities to the benefit of security.

     The indenture may be amended with the written consent of the holders of at least 50% in principal amount of the debt securities of the series affected by the amendment. Holders of at least 50% in principal amount of the debt securities may waive our compliance with any provision of the indenture or the debt securities by giving notice to the trustee.

     However, no amendment or waiver that

     - changes the maturity of principal or any installment of principal or interest;

     - reduces the amount of principal or interest or premium payable on redemption;

     - reduces the amount of debt securities whose holders must consent to an amendment or waiver;

     - modifies provisions related to rights of holders to redeem securities at their option; or

     - changes other rights of holders as specifically identified in the indenture will be effective against any holder without the holder's consent.

OTHER DEBT SECURITIES

     In addition to the debt securities described above, we may issue subordinated debt securities that rank junior to our senior debt securities. These debt securities will be described in a prospectus supplement and will be issued pursuant to an indenture entered into between Kroger and a trustee that we select. The indenture will be filed with the SEC and qualified under the Trust Indenture Act.

OTHER LIMITATIONS

     The prospectus supplement may contain provisions that limit our ability to consolidate or merge with other companies. It also may contain provisions that limit our right to incur liens and to engage in sale and leaseback transactions.

                          DESCRIPTION OF CAPITAL STOCK

     Our Amended Articles of Incorporation authorize us to issue 1,000,000,000 shares of common stock, $1 par value per share, and 5,000,000 shares of cumulative preferred stock, $100 par value per share. At our annual meeting of shareholders in 1999, our shareholders authorized an increase in the authorized shares of common stock to 2,000,000,000, but that increase has not yet been implemented. As of November 6, 1999, there were outstanding 834,112,508 shares of common stock, and no shares of cumulative preferred stock.

COMMON STOCK

     All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to rights of preferred stockholders if any preferred stock is issued and outstanding, holders of common stock

     - are entitled to any dividends validly declared;

     - will share ratably in our net assets in the event of a liquidation; and

     - are entitled to one vote per share, unless they are entitled to cumulative voting for the election of directors.

     The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

     The Bank of New York is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     This prospectus describes the terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock. It is also subject to our Amended Articles of Incorporation.

     We have summarized the material portions of the certificate of designations below. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

     Our Amended Articles of Incorporation authorize us to issue 5,000,000 shares of preferred stock, par value $100 per share. Our Board is authorized to designate any series of preferred stock and the powers, preferences and rights of the preferred stock without further shareholder action. As of November 6, 1999, we had no shares of preferred stock outstanding. On that same date, 50,000 shares were reserved for issuance under our warrant dividend plan. These shares are designated "Series A Preferred Shares."

     Our Board is authorized to determine or fix the following terms for each series of preferred stock, which will be described in a prospectus supplement:

     - the designation and number of shares;

     - the dividend rate;

     - the payment date for dividends and the date from which dividends are cumulative;

     - our redemption rights and the redemption prices;

     - amounts payable to holders on our liquidation, dissolution or winding up;

     - the amount of the sinking fund, if any;

     - whether the shares will be convertible or exchangeable, and if so the prices and terms; and

     - whether future shares of the series or any future series or other class of stock is subject to any restrictions, and if so the nature of the restrictions.

     When we issue shares of preferred stock, they will be fully paid and nonassessable.

Dividends

     The holders of preferred stock will be entitled to receive cash dividends if declared by our Board of Directors out of funds we can legally use for payment. The prospectus supplement will indicate the dividend rates and the dates on which we will pay dividends. The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record as they appear on the record dates fixed by our Board.

     Our Board will not declare and pay a dividend on any series of preferred stock unless full dividends for all series of preferred stock ranking equal as to dividends have been declared or paid and sufficient funds are set aside for payment. If dividends are not paid in full, we will declare any dividends pro rata among the preferred stock of each series and any series of preferred stock ranking equal to any other series as to dividends. A "pro rata" declaration means that the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other.

     Unless all dividends on the preferred stock have been paid in full, we will not declare or pay any dividends or set aside sums for payment of dividends or distributions on any common stock or on any class of security ranking junior to the series of preferred stock, except for dividends or distributions paid for with securities ranking junior to the preferred stock. We also will not redeem, purchase, or otherwise acquire any securities ranking junior to the series of preferred stock as to dividends or liquidation preferences, except by conversion into or exchange for stock junior to the series of preferred stock.

Convertibility

     We will not convert or exchange any series of preferred stock for other securities or property, unless otherwise indicated in the prospectus supplement.

Redemption and sinking fund

     We will not redeem or pay into a sinking fund any series of preferred stock, unless otherwise indicated in the prospectus supplement.

Liquidation rights

     If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of any series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement and all accrued and unpaid dividends. We will pay these amounts to the holders of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to distributions upon liquidation. These payments will be made out of our assets available for distribution to shareholders before any distribution is made to holders of common stock or any class of stock ranking junior to the series of preferred stock as to dividends and liquidation preferences.

     In the event there are insufficient assets to pay the liquidation preferences for all equally-ranked classes of preferred stock in full, we will allocate the remaining assets equally among all series of equally-ranked preferred stock based upon the aggregate liquidation preference for all outstanding shares for each series. This distribution means that the distribution we pay to the holders of all shares ranking equal as to distributions if we dissolve, liquidate or wind up our business will bear the same relationship to each other that the full distributable amounts for which the holders are respectively entitled if we dissolve, liquidate or wind up our business bear to each other. After we pay the full amount of the liquidation preference to which they are entitled, the holders of shares of a series of preferred stock will not be entitled to participate in any further distribution of our assets.

Voting rights

     Holders of preferred stock will be entitled to one vote per share, unless otherwise indicated in the prospectus supplement or otherwise required by law.

Transfer agent and registrar

     The prospectus supplement for each series of preferred stock will name the transfer agent and registrar.

PREFERRED STOCK PURCHASE RIGHTS

     On February 28, 1996, we adopted a shareholders' rights plan providing for stock purchase rights to owners of Kroger common shares. The shareholders' rights plan was amended and restated on April 4, 1997, and further amended on October 18, 1998. Each right, when exercisable, entitles the holder to purchase from us one ten-thousandth of a share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 10% or more of our common shares or ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of our common shares. In the event the rights become exercisable, each right will entitle the holder the right, if that holder pays the exercise price, to purchase Kroger common shares, having a market value of twice the exercise price of the right. Under other circumstances, including some acquisitions of Kroger in a merger or other business combination transaction, or if 50% or more of our assets or earning power are sold under some circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of twice the exercise price. At our option, the rights, before becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights may be adjusted and expire March 19, 2006.

     This summary is qualified by the full text of the shareholders' rights plan. A copy of this plan is filed as an exhibit to the registration statement and is incorporated into this prospectus by reference.

                      DESCRIPTION OF THE DEPOSITARY SHARES

     This prospectus describes the terms and provisions of our depositary shares. When we offer to sell depositary shares, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement also will indicate whether the terms and provisions described in this prospectus apply to the depositary shares being offered.

     We have summarized the material portions of the deposit agreement below. The deposit agreement will be filed with the SEC in connection with an offering of depositary shares.

     We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for a depositary to issue to the public receipts for depositary shares, each of which will represent ownership of and entitlement to all rights and preferences of a fractional interest in a share of preferred stock of a specified series. These rights include dividend, voting, redemption and liquidation rights. The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in a prospectus supplement, under a deposit agreement among us, the depositary and the holders of the depositary receipts.

     The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to file proof of residence and pay charges.

DIVIDENDS

     The depositary will distribute all cash dividends or other cash distributions received to the record holders of depositary receipts in proportion to the number of depositary shares owned by them on the relevant record date. The record date will be the same date as the record date we fix for the applicable series of preferred stock.

     If we make a non-cash distribution, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines, after consultation with us, that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, adopt any other method for the distribution as it deems appropriate, including the sale of the property and distribution of the net proceeds from the sale.

LIQUIDATION PREFERENCE

     If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of each depositary share will receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock.

REDEMPTION

     If we redeem the series of preferred stock underlying the depositary shares, we will redeem the depositary shares from the redemption proceeds of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares representing the preferred stock being redeemed. The depositary will mail the notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary receipts.

VOTING

     The depositary will promptly mail information contained in any notice of meeting it receives from us to the record holders of the depositary receipts. Each record holder of depositary receipts will be entitled to instruct the depositary as to its exercise of its voting rights pertaining to the number of shares of preferred stock represented by its depositary shares. The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to try to take all action that the depositary finds necessary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any of the preferred stock for which it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

     If holders surrender depositary receipts at the principal office of the depositary and pay any unpaid amount due to the depositary, the owner of the depositary shares is entitled to receive the number of whole shares of preferred stock and all money and other property represented by the depositary shares. Partial shares of preferred stock will not be issued. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary receipts.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders, other than any change in fees, of depositary shares will not be effective unless approved by the holders of at least a majority of the depositary shares then outstanding. An amendment may not impair the right of any owner of any depositary shares to surrender its depositary receipt with instructions to the depositary in exchange for preferred stock, money and property, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us or the depositary only if:

     - all outstanding depositary shares have been redeemed; or

     - there has been a final distribution to the holders of the preferred stock in connection with the liquidation, dissolution or winding up of our business, and the distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges attributable solely to the depositary arrangements. We will pay the depositary's charges for the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all exchanges for preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other charges stated in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and may sell the depositary shares if those charges are not paid.

OBLIGATIONS OF DEPOSITARY

     The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to it and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at its principal office, and at other places it deems advisable, any reports and communications received from us.

     We will not assume, and the depositary will not assume, any obligation or any liability under the deposit agreement to holders of depositary receipts other than for gross negligence or willful misconduct. We will not be liable, and the depositary will not be liable, if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of our and their duties. We and the depositary will not be obligated to prosecute or defend any legal proceeding related to any depositary shares or preferred stock unless we receive satisfactory indemnity. We and the depositary may rely on written advice of our counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give this information. We also may rely on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so. At any time we may remove the depositary. The resignation or removal will take effect after a successor depositary is appointed and has accepted the appointment. We must appoint a successor within 60 days after delivery of the notice for resignation or removal and the successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

     Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

     - no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

     - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, when exchanged, be the same as the aggregate tax basis of the depositary shares being exchanged; and

     - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which that person owned the depositary shares.

                          DESCRIPTION OF THE WARRANTS

     This prospectus describes the terms and provisions of the warrants. When we offer to sell warrants, we will describe the specific terms of the warrants and warrant agreement in a supplement to this prospectus. The prospectus supplement also will indicate whether the terms and provisions described in this prospectus apply to the warrants being offered.

     We have summarized the material portions of the warrant agreement below. The warrant agreement will be filed with the SEC in connection with an offering of warrants. You should read the warrant agreement for the provisions that are important to you.

     We may issue warrants for the purchase of our debt securities, preferred stock or common stock. Warrants may be issued alone or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of the debt warrants, including the following:

     - their title;

     - their offering price;

     - their aggregate number;

     - the designation and terms of the debt securities that can be purchased when they are exercised;

     - the designation and terms of the debt securities that are issued with the warrants and the number of warrants issued with each debt security;

     - the date when they and any debt securities issued will be separately transferable;

     - the principal amount of debt securities that can be purchased when they are exercised and the purchase price;

     - the date on which the right to exercise warrants begins and the date on which the right expires;

     - the minimum or maximum amount of warrants that may be exercised at any one time;

     - whether they and the debt securities that may be issued when they are exercised will be issued in registered or bearer form;

     - information about book-entry procedures;

     - the currency or currency units in which the offering price and the exercise price are payable;

     - a discussion of material United States federal income tax considerations;

     - the antidilution provisions; and

     - the redemption or call provisions.

STOCK WARRANTS

     The prospectus supplement relating to any particular issue of warrants to issue common stock or preferred stock will describe the terms of the stock warrants, including the following:

     - their title;

     - their offering price;

     - their aggregate number;

     - the designation and terms of the common stock or preferred stock that can be purchased when they are exercised;

     - the designation and terms of the common stock or preferred stock that is issued and the number of warrants issued with shares of each common stock or preferred stock;

     - the date when they and any common stock or preferred stock issued will be separately transferable;

     - the number of shares of common stock or preferred stock that can be purchased when they are exercised and the purchase price;

     - the date on which the right to exercise them begins and the date on which the right expires;

     - the minimum or maximum amount that may be exercised at any one time;

     - the currency or currency units in which the offering price and the exercise price are payable;

     - a discussion of material United States federal income tax considerations;

     - the antidilution provisions; and

     - the redemption or call provisions.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Kroger Co. for the year ended January 2, 1999 and to the Current Reports on Form 8-K dated August 20, 1999 and October 29, 1999 have been so incorporated in reliance on the reports (which contain an explanatory paragraph relating to the Company's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated May 10, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The supplemental consolidated financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated May 28, 1999, have been so incorporated in reliance on the report (which contains an explanatory paragraph that describes a change in the Company's application of the LIFO method of accounting for store inventories and an explanatory paragraph that discloses that the supplemental financial statements give retroactive effect to the merger of The Kroger Co. and Fred Meyer, Inc. on May 27, 1999, which has been accounted for as a pooling of interests) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Fred Meyer, Inc., as of January 30, 1999 and January 31, 1998 and for the fiscal years ended January 30, 1999, January 31, 1998, and February 1, 1997, incorporated in this prospectus by reference to Kroger's Current Report on Form 8-K dated May 28, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Documents incorporated by reference in the future in this prospectus will include financial statements, related schedules, if required, and auditors' reports. The financial statements and schedules will have been audited to the extent and for the periods identified in the reports by the firm submitting the report. If audited financials are incorporated by reference, it will be based on reports given on the authority of the issuing firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the securities we are offering will be passed upon for us by Paul Heldman, Esq., Senior Vice President, Secretary and General Counsel of Kroger. As of May 30, 1999, Mr. Heldman owned approximately 44,137 shares of Kroger common stock, and had options to acquire an additional 204,583 shares.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of this prospectus supplement.

                            ------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                        Page
                                        ----
Risk Factors..........................   S-2
The Company...........................   S-5
Use of Proceeds.......................   S-5
Description of the Notes..............   S-6
Underwriting..........................  S-14
Validity of the Notes.................  S-15
Experts...............................  S-15
Forward-Looking Statements............  S-16
List of Subsidiary Guarantors.........  S-17

                 Prospectus

About This Prospectus.................     2
Where You Can Find More Information...     2
The Kroger Co. .......................     4
Consolidated Ratio of Earnings to
  Fixed Charges.......................     4
Use of Proceeds.......................     4
Plan of Distribution..................     4
Description of Debt Securities........     5
Description of Capital Stock..........     9
Description of the Depositary
  Shares..............................    12
Description of the Warrants...........    15
Experts...............................    17
Legal Opinions........................    17

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                                  $300,000,000
                                 THE KROGER CO.
                               7.80% Senior Notes
                                    due 2007

                          ---------------------------

                                 [KROGER LOGO]

                          ---------------------------

                              SALOMON SMITH BARNEY

                         BANC OF AMERICA SECURITIES LLC

                         BANC ONE CAPITAL MARKETS, INC.

                             CHASE SECURITIES INC.

                          ---------------------------

                           DEUTSCHE BANC ALEX. BROWN

                        UTENDAHL CAPITAL PARTNERS, L.P.

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